Exhibit 99.2

Industrial Human Capital, Inc. Announces Closing of $115 Million Initial Public Offering

Miami, Florida, October 22, 2021 -- Industrial Human Capital, Inc. (the “Company”) announced today that it has closed its initial public offering of 11,500,000 units at a price of $10.00 per unit. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 1,500,000 units. The units are listed on the New York Stock Exchange (“NYSE”) and began trading under the ticker symbol “AXHU” on October 20, 2021.

Each unit consists of one share of the Company’s common stock and one redeemable warrant, with each whole warrant exercisable to purchase one share of common stock at a price of $11.50 per share (subject to adjustment). Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be listed on the NYSE under the symbols “AXH” and “AXHW,” respectively.

Industrial Human Capital, Inc. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on target businesses that provide staffing solutions to the light industrial sector in North America. The Company is sponsored by ShiftPixy Investments, Inc., a wholly owned subsidiary of ShiftPixy, Inc., and is led by Scott W. Absher, its Chairman and Chief Executive Officer.

The Company intends to use the net proceeds from the offering, and the simultaneous private placement of warrants, to consummate the Company's initial business combination.

A.G.P./Alliance Global Partners acted as the sole book-running manager for the IPO and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 19, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No securities regulatory authority has either approved or disapproved of the contents of this press release.

The offering is being made only by means of a prospectus, copies of which may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds thereof, and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Investor.Relations@industrialhuman.capital
800-475-3655

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